Exhibit 99.1

news release

Enbridge Energy Partners declares distribution and announces 2012 earnings guidance

HOUSTON, January 30, 2012— Enbridge Energy Partners, L.P. (NYSE:EEP) (“Enbridge Partners” or “the Partnership”) today declared a cash distribution of $0.5325 per unit payable February 14, 2012 to unitholders of record on February 7, 2012.

“We continue to make very good progress on our growth initiatives and are very pleased with the future of the Partnership” said Mark Maki, president of the Partnership. “The strong fundamentals we see in both our Liquids and Natural Gas processing businesses are producing an ample program of organic growth projects. We are especially excited about the new Gulf Coast market access initiative recently announced by Enbridge Inc. and the opportunities it presents to the Partnership’s future. These projects will increase the utilization of the Partnership’s crude oil mainline system and, we believe, will lead to further expansions of our pipeline system in the near future. Increased oil volumes and expansion will be accretive and contribute toward achieving our annual distribution growth target of 2 to 5 percent,” added Maki.

The Partnership also announced its guidance for the full year 2012 as follows:

Adjusted net income estimated to be between $510 million and $550 million.

Adjusted operating income estimated to be between $870 million and $910 million.

Depreciation estimated to be between $320 million and $340 million.

Forecast capital expenditures of approximately $2.1 billion.

Core maintenance capital expenditures of approximately $115 million.

Highlights of the Partnership’s recent growth announcements include:

•	Liquids Segment:
o	Mainline market access initiatives: Line 5 expansion for eastern flows
o	Continued investment in Bakken regional infrastructure: Bakken Pipeline Expansion Program, Bakken Access Program, Berthold Rail Program
o	Expansion of crude oil storage terminals at Cushing
•	Natural Gas Segment:
o	New 150 Mmcf/d natural gas processing plant Ajax situated in the Granite Wash region
o	Investment in the Texas Express NGL Pipeline project
o	Texas South Haynesville shale expansions

2011 RESULTS

As previously announced, 2011 results will be released in conjunction with the filing of the Partnership’s audited Annual Report on Form 10-K for the year ended December 31, 2011.

ENBRIDGE ENERGY MANAGEMENT DISTRIBUTION

Enbridge Energy Management, L.L.C. (NYSE:EEQ) declared a distribution of $0.5325 per share payable February 14, 2012 to shareholders of record on February 7, 2012. The distribution will be paid in the form of additional shares of Enbridge Energy Management valued at the average closing price of the shares for the 10 trading days prior to the ex-dividend date on February 3, 2012.

MANAGEMENT PRESENTATION OF BUSINESS OUTLOOK AND 2012 GUIDANCE

Enbridge Partners will present its 2012 earnings guidance and provide an update on its business outlook in an Internet presentation, commencing at 10 a.m. Eastern Time on January 31, 2012. Interested parties may watch the live webcast at the link provided below. A replay will be available shortly afterward. Presentation slides will also be available at the link below.

EEP Events and Presentations: www.enbridgepartners.com

Alternative Webcast link:

http://www.media-server.com/m/p/5ok73wk5

The audio portion of the presentation will be accessible by telephone at (866) 831-6247 (Passcode: 44004220) and can be replayed until April 30, 2012 by calling (888) 286-8010 (Passcode: 51121072). An audio replay will also be available for download in MP3 format from either of the website addresses above.

About Enbridge Energy Partners, L.P.

Enbridge Energy Partners, L.P. (www.enbridgepartners.com) owns and operates a diversified portfolio of crude oil and liquid petroleum transportation and storage assets and natural gas gathering, treatment, processing, transportation and marketing assets in the United States. Its principal crude oil system is the largest transporter of growing oil production from western Canada. The system’s deliveries to refining centers and connected carriers in the United States account for approximately 13 percent of total U.S. oil imports; while deliveries to Ontario, Canada satisfy approximately 70 percent of refinery demand in that region. The Partnership’s natural gas gathering, treating, processing and transmission assets, which are principally located onshore in the active U.S. Mid-Continent and Gulf Coast area, deliver approximately 2.5 billion cubic feet of natural gas daily.

Enbridge Energy Management, L.L.C. (NYSE: EEQ) manages the business and affairs of the Partnership and its sole asset is an approximate 13 percent interest in the Partnership. Enbridge Energy Company, Inc., an indirect wholly owned subsidiary of Enbridge Inc. of Calgary, Alberta, (NYSE/TSX: ENB) (www.enbridge.com) is the general partner and holds an approximate 23 percent interest in the Partnership.

LEGAL NOTICE

This news release includes forward-looking statements and projections, which are statements that do not relate strictly to historical or current facts. These statements frequently use the following words, variations thereon or comparable terminology: “anticipate,” “believe,” “continue,” “estimate,” “expect,”

“forecast,” “intend,” “may,” “plan,” “position,” “projection,” “strategy” or “will.” Forward-looking statements involve risks, uncertainties and assumptions and are not guarantees of performance. Future actions, conditions or events and future results of operations may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results are beyond Enbridge Partners’ ability to control or predict. Specific factors that could cause actual results to differ from those in the forward-looking statements include: (1) changes in the demand for or the supply of, forecast data for, and price trends related to crude oil, liquid petroleum, natural gas and NGLs, including the rate of development of the Alberta Oil Sands; (2) Enbridge Partners’ ability to successfully complete and finance expansion projects; (3) the effects of competition, in particular, by other pipeline systems; (4) shut-downs or cutbacks at facilities of Enbridge Partners or refineries, petrochemical plants, utilities or other businesses for which Enbridge Partners transports products or to whom Enbridge Partners sells products; (5) hazards and operating risks that may not be covered fully by insurance; (6) changes in or challenges to Enbridge Partners’ tariff rates; (7) changes in laws or regulations to which Enbridge Partners is subject, including compliance with environmental and operational safety regulations that may increase costs of system integrity testing and maintenance.

Reference should also be made to Enbridge Partners’ filings with the U.S. Securities and Exchange Commission; including its most recently filed Annual Report on Form 10-K and subsequently filed Quarterly Reports on Form 10-Q, for additional factors that may affect results. These filings are available to the public over the Internet at the SEC’s web site (www.sec.gov) and at the Partnership’s web site.

Investor Relations Contact:	Media Contact:
Sanjay Lad	Terri Larson
Toll-free: (866) EEP INFO or (866) 337-4636	Telephone: (877) 496-8142
E-mail: eep@enbridge.com	E-mail: usmedia@enbridge.com

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